Exhibit 99.1

Abtech Holdings, Inc. Reports Fiscal Year 2016 Financial Results

Scottsdale, AZ, – March 31, 2017 – Abtech Holdings, Inc. (OTC QB: ABHD) (“AbTech” or the “Company”), an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today reported financial results for its full year ended December 31, 2016.

Key Full Year and Fourth Quarter 2016 Financial Results Summary

•	Revenues for the full year and fourth quarter 2016 were approximately $310,000 and $150,000, respectively. While full year revenues declined year over year as the Company continued the restructuring and redirection of its sales effort, revenue in the fourth quarter increased 6% over the same quarter of 2015;

•	Operating expenses decreased by approximately $1.4 million or 24% to $4.5 million for the full year 2016 compared the full year 2015. Fourth quarter 2016 operating expenses totaled approximately $648,000, a 57% decrease compared to the fourth quarter of 2015, and a 42% decrease from the third quarter of 2016;

•	The net loss for full year 2016 decreased 54% to $(4.8) million, with the fourth quarter 2016 net loss declining significantly to $(712,000). Lower legal fees, a decrease in interest expense and the absence of $3.2 million of the debt conversion expense incurred in the fourth quarter 2015, all contributed to significantly lower expenses in 2016;

•	During 2016, the Company received cash advances totaling $3.7 million from related party investors. Subsequent to year-end, the Company secured an additional $932,000 in short-term funding from these investors;

•	In 2016, AbTech successfully participated in several water treatment field trials, of note:

•	Initial field trial of an evaporative technology for produced and frac flowback water
•	Demonstration for Colombian distributor of Smart Sponge® media’s ability to treat produced water
•	Low selenium results on a flue gas desulfurization wastewater power plant application
•	Low phosphorus results on a yogurt wastewater application
•	Removal of molybdenum to low levels for a customer who services the power industry;

•	Fourth quarter 2016 AbTech was awarded its first contract to supply Ultra Urban® Filters with AbTech’s new heavy metal and nutrient removal technology to reduce phosphorous in stormwater for a municipality. Revenue recognition for this initial order occurred in first quarter 2017; and,

•	Senior personnel appointments during 2016:

Shawn Lolling, AbTech Director of Engineering (August 26) joined from Culligan International with a focus on non-conventional media technologies - adds significant support and credibility to the Company’s sales effort and ultimately expedites the project proposal process.

Dipak P. Jogia, Board of Directors (February 2016) – Mr. Jogia is the Managing Partner and Co-Founder of Highmore Funds, an investment advisor to the Hugo Neu Corporation, the owner of approximately 13% of AbTech’s outstanding common stock.

“2016 was a rough year as we worked to transition the sales effort. During 2016, we expanded the Company’s capabilities and addressable markets, reestablished our presence at the most notable and heavily trafficked trade shows, reengaged in active marketing and social media presence, and began to open customer dialog and relationships that we anticipate could yield positive results in 2017,” commented Jeff Gutierrez, AbTech’s Vice President of Sales. “We firmly believe that as our distribution channels mature, economic conditions improve, and targeted market applications are validated and accepted, AbTech will be able to generate significant revenue growth.”

Revenue from traditional stormwater sales has been relatively consistent from AbTech’s customer base, which is predominately comprised of municipalities, airports and commercial entities, including construction companies.  However, with the hiring of additional engineering leadership mid-year 2016 and the introduction of the heavy metals (“HM”) product line for the removal of heavy metals and ortho-phosphates, AbTech is anticipating sales growth in this market with an opportunity pipeline that is beginning to fill. In addition, AbTech has been working with multiple distributors focused on civil water projects and is exploring an opportunity to add Smart Sponge into pre-existing designs of other vendors for end of pipe applications.

Diversification and broadening the Company’s product line, while repositioning the sales effort towards commercial and industrial applications, has been a key focus during 2016.  One of AbTech Industries’ most active development programs is focused on the treatment and removal of heavy metals, naturally occurring radioactive materials (NORMs) and phosphates from contaminated water. Laboratory and pilot tests of the HM media has shown it to be highly effective (as high as 98% removal rates) at removing phosphates and heavy metals including selenium, cadmium, chromium, copper, iron, lead, nickel, arsenic, mercury and zinc in various applications. When applied as a polisher to primary treatment, HM media can reduce phosphorus and other metals to ultra-low levels to meet discharge requirements.  The media can be regenerated onsite or, as a service, can be taken to an offsite treatment facility for regeneration. AbTech has also been able to combine the HM media with Smart Sponge creating a novel, carbon-based, renewable material with attached nanostructures that are extruded into an adsorptive sponge media.  In 2016, AbTech produced its first batches of the raw HM media at its manufacturing facility in Phoenix, Arizona and continued testing in a variety of commercial applications.  While AbTech expects to continue testing the HM media in various configurations and commercial applications during 2017, it has begun selling Smart Sponge HM products for certain applications and received its first order of such products for approximately $43,000 in the fourth quarter 2016, which order was fulfilled in the first quarter 2017.

AbTech has pursued development of a low cost onsite vaporization technology designed to treat produced water, including frac flowback water, reducing the volume by greater than 80% and returning the water back to the environment in the form of water vapor. The technology has had numerous modifications using thin film direct convection in a closed reaction chamber. This thermal process can use as its energy source, the flare gas or well-head gas available at the oil and gas production site. The technology is designed to be straightforward and robust in order to be reliable under very difficult operating conditions. Unlike AbTech’s other products, this product does not use Smart Sponge media in any form. During 2016, this technology was improved and refined as it underwent various tests in the lab and in the field. The Company believes that this technology holds great promise and is continuing its development efforts in 2017. The initial field trial of the Company’s evaporator technology for produced water and frac flowback water, which commenced in third quarter 2016, was concluded in mid-December 2016.  The trial achieved technical success of the technology.  During the trial, potential improvements were identified to enhance the customer experience, improve operation, and meet anticipated regulatory Clean Air Act emissions requirements.  The planned modifications are expected to be completed in first quarter of 2017 and the prototype unit is expected to be field tested again in the second quarter of 2017. During these tests, AbTech is being compensated on a fee per barrel basis for the water processed. 2016 revenue included approximately $9,000 of such fees.

AbTech’s distributor in Colombia, KLIMA Projects, S.A.S., successfully completed an initial demonstration using Smart Sponge media to remove hydrocarbons in produced water, reducing hydrocarbons from 200 ppm to 8 ppm.  This demonstration required no external energy inputs (i.e. no additional pumps were required).  The demonstration was extended to incorporate the onsite recycling of spent Smart Sponge using crude oil, thereby eliminating any need to dispose of spent media in a landfill and creating an asset that could be sold back to a refinery. This demonstration was conducted in the fourth quarter of 2016.   With this successful demonstration, potential customers have moved on to economic analysis and development of process engineering solutions to meet regulatory and permit requirements.

AbTech’s move over the past year into the industrial/commercial market verticals is yielding clear progress. The main solutions currently marketed are: hydrocarbon removal, heavy metals removal, phosphorous removal and process water treatment. The sales team has identified a growing pipeline of opportunities in the oil & gas, power, remediation, and food & beverage industries that have been fueled by environmental regulations. These projects are typically large with year-long selling cycles. Four projects in particular, addressing wastewater discharge from a shipyard, an asphalt operation, an ethanol plant and a coal processing facility, are in final decision stages with conclusions expected to be reached within the next five months.

For the full year 2016, AbTech reported revenues of $310,000 compared to revenue of $513,000 for the full year 2015.  Revenue in 2015 included an initial order from a new distributor in the U.K. (approximately $108,000) and approximately $22,000 for the Nassau County project, which was suspended in May 2015.  Neither of these revenue items repeated in 2016. Since mid-2015, AbTech has redirected a greater portion of its sales efforts towards non-stormwater, commercial and industrial market applications of its products including the hiring of a seasoned commercial sales and engineering team during.  While many opportunities AbTech is pursing have long-lead times, several of those projects have entered the pilot stage, the results of which are anticipated during 2017.

The Company reported a net loss of $(4.8) million and a net loss attributable to controlling interest of $(4.1) million or $(0.01) per basic and diluted share for the full year 2016, which included interest expense of $253,000. This compares to a net loss of $(10.5) million and a net loss attributable to controlling interest of $(9.8) million or $(0.11) per basic and diluted share for the full year 2015, which included interest expense of $1.4 million and debt conversion expense of $3.2 million. AbTech reported a loss from operations of $(4.6) million in 2016 versus a loss from operations of $(5.9) million in the prior year.

AbTech reported a gross loss on revenue of approximately $(51,000) in 2016, yielding a negative (16)% gross margin, compared to a positive gross margin of 12% in the prior year.  The Company’s gross margin has been adversely affected by the continued cost of excess production capacity. In 2016 and 2015 the Company operated at approximately just 1% and 2%, respectively, of manufacturing capacity.  AbTech currently has no plans to reduce manufacturing capacity and anticipates that the excess capacity will continue to adversely affect gross margins for at least a portion of 2017.

Selling, general and administrative (SG&A) expenses in 2016 totaled $3.4 million, a $1.4 million (30%) decrease compared to the prior year due primarily to a reduction in legal fees. In the prior year, 2015, the Company incurred approximately $1,389,000 in legal fees for non-routine legal matters. In 2016 the Company incurred $835,000 in legal fees for these matters and received an insurance reimbursement of $465,000 for a portion of these legal fees, resulting in net legal fee expense related to these matters of just $370,000 in 2016.  In addition to lower legal expenses, the Company achieved other expense reductions in 2016 for recruiting, consulting, investor relations, public relations, board fees, stock-based compensation and other routine legal fees totaling $721,000, in aggregate, compared to 2015.  These expense reductions in 2016 were partially offset by a $279,000 increase in compensation and travel expenses related to the Company’s strengthening of its industrial sales team.

Research and development (“R&D”) over the last two years has been focused on new products, including the development of a heavy metals filtration technology, Smart Sponge HM, and technologies to treat produced water, which have undergone significant laboratory and field product testing and analysis. R&D expenses totaled $1.1 million in 2016, approximately $15,000 higher than in 2015.

Interest expense during 2016 totaled approximately $253,000 as compared to $1.4 million in 2015. The decrease in interest expense is due to the significant debt to equity conversion that occurred at the end of 2015, which reduced outstanding debt by approximately $9.9 million.

The Company’s capital expenditures were minimal in 2016 totaling $9,000, and as of December 31, 2016, AbTech had no commitments for future capital expenditures. However, if the Company is successful in achieving anticipated sales growth in 2017, it will need to acquire approximately $250,000 of equipment for the manufacture of its new heavy-metal filtration media and may need to expand its manufacturing capacity or outsource some of its manufacturing.

For the fourth quarter ended December 31, 2016, AbTech reported net revenues of $150,000 compared to revenue of $141,000 for the comparable quarter of 2015 and $54,000 for the third quarter of 2016. The Company reported a gross margin on sales of 29% for the final quarter of 2016 compared to 23% during the prior year’s fourth quarter and a negative (65)% gross margin during the third quarter 2016. During the fourth quarter 2016, AbTech reduced its operating expenses to approximately $648,000, an $847,000 reduction from the fourth quarter of 2015 and a $474,000 reduction compared to the third quarter of 2016, as it reduced headcount and reduced non-routine legal fees that were further offset by reimbursement from the Company’s insurance provider.

Loss from operations for the fourth quarter 2016 totaled $(605,000) compared to $(1.5) million during the prior year’s fourth quarter and a loss from operations of $(1.2) million during the third quarter of 2016. Interest expense decreased during the fourth quarter of 2016 to $107,000 compared to $256,000 during the prior year’s fourth quarter due to the debt conversion that was completed in the fourth quarter of 2015. For the fourth quarter of 2016, the Company incurred a net loss of $(712,000) or $(0.00) per basic and diluted share. This compares to a loss of $(4.9) million or $(0.03) per basic and diluted share for the same period in 2015, which included a debt conversion expense of $3.2 million, and a net loss of $(1.2) million or $(0.00) per basic and diluted share for the third quarter of 2016.

At December 31, 2016, the Company reported balances for cash and cash equivalents of $84,000, accounts receivable of $46,000 and inventory of $342,000. Total assets during 2016 decreased approximately $711,000 to $570,000 at December 31, 2016. The monthly cash burn from operations for the full year 2016 averaged approximately $366,000. As of December 31, 2016, long term debt totaled approximately $72,000. The Company’s short term debt (including accrued interest) totaled approximately $5.3 million, an increase of approximately $4.0 million during full year 2016 due to an approximately $83,000 increase in a bank line of credit and approximately $3.7 million through the receipt of several cash advances made by two related party investors. Subsequent to December 31, 2016, one of the related party investors advanced the Company an additional $932,000, bringing the total due to investors for these cash advances to approximately $4.7 million.

On December 31, 2016, AbTech had approximately 501.7 million shares of common stock outstanding, consistent with the prior year period. At year-end 2016, the Company’s fully diluted share count (inclusive of all options, warrants and convertible debt) totaled approximately 527.1 million shares, a 1.3 million share decrease compared with year-end 2015 due largely to expiration of approximately 1.7 million options and 2.7 million warrants offset by an increase in 3.1 million shares issuable for debt which became convertible during 2016. As of December 31, 2016, the Company had the following common stock shares reserved for future issuance (all shares are stated in ABHD share equivalents):

Conversion of convertible AbTech preferred stock	6,457,467
Shares issuable upon conversion of debt	4,377,948
Stock options outstanding	3,647,240
Warrants to purchase common stock	10,952,386
Total	25,435,041

Conference Call: Due to pending legal matters, the Company has determined that a quarterly conference call will not be held for the fourth quarter and full year 2016 financial results.

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings, Inc.) is an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech’s offerings include the ground-breaking antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech’s teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. For more information please visit www.abtechindustries.com.

Investor Contact:

Lane J. Castleton	or	Yvonne L. Zappulla
Chief Financial Officer		Managing Director
Abtech Holdings, Inc.		Grannus Financial Advisors, Inc.
480-874-4000		212-681-4108
lcastleton@abtechindustries.com		Yvonne@GrannusFinancial.com

This news release contains “forward-looking statements” which involve many risks and uncertainties. Forward-looking statements are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities, our plans and objectives for future operations, assumptions underlying such plans and objectives, the expected success and benefit of water treatment trials, the expected benefits from new technologies, and other forward-looking statements included in this news release. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “would,” “could,” “confident,” “forecast,” “hope,” “likely,” “plan,” “possible,” “potential,” “predict,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “future,” “ongoing,” or similar terms, variations of such terms or the negative of such terms.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, trials, and technologies, among others. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

*** Financial Statements Follow ***

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$84,415	$682,860
Accounts receivable – trade, net	45,842	103,188
Inventories, net	342,117	394,469
Prepaid expenses and other current assets	24,373	24,594
Total current assets	496,747	1,205,111
Fixed assets, net	44,406	41,669
Security deposits	28,402	33,940
Total assets	$569,555	$1,280,720

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable	$1,402,777	$1,355,385
Accounts payable – related party	1,101	9,433
Loans from shareholder	9,000	9,000
Bank line of credit	82,870	-
Notes payable, net of discounts	250,000	350,000
Convertible promissory notes, net of discounts	850,000	750,000
Due to investors – related party	3,731,000	-
Accrued interest payable	364,080	149,383
Accrued expenses	339,732	294,449
Total current liabilities	7,030,560	2,917,650

Related party loan	71,949	78,472

Total liabilities	7,102,509	2,996,122

Commitments and contingencies

Stockholders’ equity (deficiency)
Common stock, $0.001 par value; 800,000,000 authorized
shares; 501,678,288 shares issued and outstanding at
December 31, 2016 and 2015	501,678	501,678
Additional paid-in capital	61,050,271	61,027,567
Non-controlling interest	(4,197,807)	(3,493,351)
Accumulated deficit	(63,887,096)	(59,751,296)
Total stockholders’ equity (deficiency)	(6,532,954)	(1,715,402)
Total liabilities and stockholders’ equity (deficiency)	$569,555	$1,280,720

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31		Twelve Months ended December 31
	2016	2015	2016	2015

Net revenues	$149,562	$140,654	$309,956	$512,731

Cost of revenues	106,305	107,750	360,894	450,935
Gross profit (loss)	43,257	32,904	(50,938)	61,796

Operating expenses:
Selling, general and administrative	419,737	1,167,486	3,390,608	4,822,825
Research and development	228,625	327,895	1,145,950	1,130,498
Total operating expenses	648,362	1,495,381	4,536,558	5,953,323

Operating loss	(605,105)	(1,462,477)	(4,587,496)	(5,891,527)

Other income (expense):
Interest expense	(106,667)	(255,515)	(252,760)	(1,439,163)
Debt conversion expense	-	(3,208,036)	-	(3,208,036)
Other income	-	-	-	27
Total other income (expense), net	(106,667)	(3,463,551)	(252,760)	(4,647,172)

Net loss before income taxes	(711,772)	(4,926,028)	(4,840,256)	(10,538,699)

Provision for income taxes	-	-	-	-

Net loss	(711,772)	(4,926,028)	(4,840,256)	(10,538,699)

Net loss attributable to non-controlling interest	(149,025)	(187,793)	(704,456)	(724,954)

Net loss attributable to controlling interest	$(562,747)	$(4,738,235)	$(4,135,800)	$(9,813,745)

Basic and diluted loss per common share	$(0.00)	$(0.03)	$(0.01)	$(0.11)
Basic and diluted weighted average number of shares outstanding	501,678,288	151,664,058	501,678,288	89,663,926